Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share, in 3Q18
Reflects Solid Contribution from Its Core Community Banking Franchise

ANCHORAGE, Alaska - October 29, 2018 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported earnings of $5.3 million, or $0.75 per diluted share, for the third quarter of 2018 and $15.2 million, or $2.17 per diluted share, for the first nine months of 2018. Strong contributions from the community banking franchise, with slightly decreased volumes in its mortgage banking division, contributed to solid third quarter and year-to-date profits.

“We continue to benefit from the rising interest rate environment, lower corporate tax rates and the planned expansion of the Alaska natural resources infrastructure,” said Joe Schierhorn, President, CEO and COO. Earlier this month ConocoPhillips announced that “oil is flowing at the Greater Mooses Tooth No. 1 drill site, part of the National Petroleum Reserve-Alaska.” According to a recent article in Petroleum News, “the project constitutes one of a chain of developments that ConocoPhillips is undertaking, progressively stepping out west into the northeastern part of the NPR-A from the Colville River delta.”

In the third quarter and nine-month period ending September 30, 2017, Northrim recognized a pre-tax gain of $4.4 million on the sale of its interest in Northrim Benefits Group and operating income from that business of $2.5 million, respectively, with no contribution from this divested subsidiary in 2018. These revenues were partially offset in the first nine months of 2017 by a provision for loan losses of $3.2 million.

Third Quarter 2018 Highlights:

•
Total revenue, which includes net interest income plus other operating income, was $24.5 million in the third quarter of 2018, compared to $23.3 million in the second quarter of 2018, and $28.8 million in the third quarter a year ago.

◦	Community Banking provided 74% of total revenues and 94% of earnings in the third quarter of 2018.

◦	Home Mortgage Lending provided 26% of total revenues and 6% of third quarter earnings.

•
Net interest income in the third quarter of 2018 increased 6% to $15.8 million from $14.9 million in the third quarter a year ago, mainly due to the higher yields on the loan and investment portfolios and was also up 5.5% compared to $15.0 million in the preceding quarter.

•
Net interest margin on a tax equivalent basis ("NIMTE")* expanded to 4.74% in the third quarter of 2018, an 18-basis-point improvement, compared to the preceding quarter and a 40-basis-point improvement compared to the third quarter a year ago.

•	Return on average assets was 1.40% and return on average equity was 10.27% for the third quarter of 2018.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Total assets	$1,502,673	$1,470,440	$1,524,741	$1,518,596	$1,522,784
Total portfolio loans	$982,007	$967,702	$967,575	$954,953	$988,490
Average portfolio loans	$984,914	$963,724	$955,718	$980,351	$1,003,751
Total deposits	$1,233,268	$1,205,521	$1,260,790	$1,258,283	$1,258,317
Average deposits	$1,223,997	$1,217,903	$1,233,745	$1,254,566	$1,262,808
Total shareholders' equity	$203,242	$199,456	$194,973	$192,802	$194,427
Net income attributable to Northrim BanCorp	$5,264	$5,830	$4,062	$214	$5,523
Diluted earnings per share	$0.75	$0.84	$0.58	$0.03	$0.79
Return on average assets	1.40%	1.58%	1.10%	0.06%	1.44%
Return on average shareholders' equity	10.27%	11.79%	8.43%	0.43%	11.25%
NIM	4.69%	4.50%	4.28%	4.25%	4.28%
NIMTE*	4.74%	4.56%	4.33%	4.31%	4.34%
Efficiency ratio	73.82%	71.19%	77.22%	80.92%	61.40%
Total shareholders' equity/total assets	13.53%	13.56%	12.79%	12.70%	12.77%
Tangible common equity/tangible assets*	12.58%	12.60%	11.85%	11.75%	11.83%
Book value per share	$29.52	$29.02	$28.37	$28.06	$28.37
Tangible book value per share*	$27.17	$26.66	$26.01	$25.70	$26.00
Dividends per share	$0.27	$0.24	$0.24	$0.22	$0.22

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 10.)

Alaska’s Department of Labor and Workforce Development released employment numbers for August 2018. The employment rate is down 0.6% from August 2017 and the unemployment rate sits at 6.7%, down two-tenths of a point from July 2018. “While rising oil prices are supporting long-term investment in Alaska’s natural resources, Alaska’s economy is slowly emerging from the recession that began in late 2014,” noted Schierhorn.

The price for a single-family home in Alaska has remained stable during the recession. We believe that this is due to a few different factors. Low interest rates, migration patterns, measured selling and buying, and controlled building were likely part of the reasons for the stable prices.

“The rising price of oil and news from successful exploratory wells on the North Slope by ConocoPhillips are bright spots for the Alaska economy, as expanded drilling activity is expected to bring jobs, increase tax revenues and generate opportunities for service providers throughout the state,” Schierhorn noted.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
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Review of Income Statement

Consolidated Income Statement

In the third quarter of 2018, Northrim generated a return on average assets ("ROAA") of 1.40% and a return on average equity ("ROAE") of 10.27%, compared to 1.58% and 11.79%, respectively in the second quarter of 2018. These results were above the averages posted by the 131 banks that make up the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 20181.

Net Interest Income/Net Interest Margin

Net interest income grew 6% to $15.8 million in the third quarter of 2018 compared to $14.9 million in the third quarter of 2017 and $15.0 million in the second quarter of 2018. For the first nine months of 2018, net interest income increased 5% to $45.1 million from $43.0 million in the first nine months of 2017.

NIMTE* was 4.74% in the third quarter of 2018 compared to 4.56% in the preceding quarter and 4.34% from the same quarter a year ago. Higher total interest income, coupled with lower growth in total interest expense, contributed to the increases in net interest income and NIMTE* in the third quarter of 2018 compared to prior quarters. The deployment of lower-yielding cash and investments into more productive loans and higher-yielding securities also supported the increases in net interest income and NIMTE*. The yield on interest earning assets improved to 4.97%, up 23 basis points from the second quarter of 2018 and 46 basis points year-over-year. The cost of funds increased more slowly in the third quarter of 2018 at 36 basis points, up 8 basis points from the preceding quarter and 9 basis points compared to the same quarter last year. For the first nine months of 2018, NIMTE* improved 26 basis points to 4.54%.

•
In August 2017, Northrim redeemed $8.0 million in junior subordinated debt held at Northrim Capital Trust 1. This liability bore interest at a floating rate of 90-day LIBOR plus 3.15%, or 4.33% at the time it was redeemed, and had a final maturity of May 15, 2033. Interest expense on this debt in 2017, through the date of redemption on August 15, 2017, averaged $84,800 per quarter. This redemption decreased Tier 1 Capital to Risk Adjusted Assets and Total Capital to Risk Adjusted Assets by 62 basis points each.

•
An interest rate swap executed in September 2017 effectively converted the floating rate of interest on the remaining $10.0 million in outstanding junior subordinated debt from 90-day LIBOR plus 1.37%, or 3.70% as of September 30, 2018, to a fixed rate of 3.72% through the junior subordinated debt's final maturity date of March 15, 2036.

“The repayment of one of our higher-cost floating rate liabilities, completed last year, is mitigating the impact of rising interest rates on our cost of funds and provides benefits to the net interest margin,” said Jed Ballard, Chief Financial Officer.

“As we discussed in prior periods, NIM continues to benefit from our short duration investment portfolio and our variable interest rate loans,” Ballard continued.

1As of June 30, 2018, the SNL Small Cap US Bank Index tracked 131 banks with total common market capitalization between $250 million and $1 billion with averages for the following ratios: NIMTE* 3.57%, loan loss reserves to gross loans of 0.95%, ROAA 1.08%, and ROAE 10.07%.

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Provision for Loan Losses

In the third quarter, Northrim did not record a provision for loan losses and in the first nine months of 2018 recorded a recovery of loan loss provision of $300,000, reflecting stable qualitative metrics on its loan portfolio. Non-performing loans, net of government guarantees, were $16.6 million at September 30, 2018, $16.3 million at June 30, 2018, and $22.7 million at September 30, 2017. The allowance for loan losses was 121% of nonperforming loans, net of government guarantees, at September 30, 2018, in line with 123% at the end of the second quarter of 2018 and higher than the 95% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing and wealth management. Other operating income contributed $8.7 million, or 35% of total third quarter 2018 revenues, as compared to $8.3 million, or 36% of revenues in the second quarter of 2018, and $13.9 million, or 48% of revenues in the third quarter of 2017. In the first nine months of 2018, other operating income totaled $24.4 million, or 35% of revenues, compared to $32.5 million, or 43% of revenues in the first nine months of 2017. A significant part of other operating income in the prior year was the sale of the Company's interest in Northrim Benefits Group in August of 2017, which generated a $4.4 million pre-tax gain, or $2.6 million, or $0.38 per diluted share after-tax. The sale also eliminated employee benefits plan income going forward. In addition, the variability in the mortgage market also contributes to uneven results in other operating income, as this is where the Company's mortgage banking income is included. Mortgage banking income contributed $5.9 million to other operating income in the third quarter of 2018, as compared to $5.5 million in the second quarter of 2018 and $6.2 million a year ago.

Other Operating Expenses

Other operating expenses were $18.1 million in the third quarter 2018, compared to $16.6 million in the second quarter of 2018 and $17.7 million in the third quarter of 2017. In the third quarter of 2018, there was an $804,000 write down of the carrying value of the Company's minority interest in another mortgage origination business owned by Residential Mortgage Holding Company, LLC the parent company of Residential Mortgage, LLC (collectively "RML"). In addition, occupancy expense in the second quarter of 2018 declined by $670,000 due to a one-time technical correction of building depreciation. In the first nine months of 2018, other operating expenses were $51.5 million compared to $52.8 million in the like period of 2017.

Income Tax Provision

For the third quarter of 2018, Northrim recorded $1.1 million in state and federal income tax expense for an effective tax rate of 18% compared to $3.0 million with an effective tax rate of 35% in the third quarter of 2017, reflecting the new lower federal corporate income tax rate as a result of the Tax Cuts and Jobs Act of 2017. For the first nine months of 2018, Northrim recorded $3.2 million in state and federal income tax expense, for an effective tax rate of 17% compared to $6.2 million and 32% for the same period in 2017.

Community Banking

“We continue to see solid long-term opportunities in the Alaska markets that we serve,” said Schierhorn. “The expansion to Soldotna on the Kenai Peninsula earlier this year opens a new market for our lending products to businesses, consumers and homeowners.”

Net interest income in the Community Banking segment increased 5% to $15.4 million in the third quarter of 2018 from $14.6 million in the third quarter of 2017.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net interest income	$15,358	$14,614	$14,036	$14,381	$14,565
(Benefit) provision for loan losses	—	(300)	—	—	2,500
Other operating income	2,770	2,836	2,518	2,685	7,636
Compensation expense, net RML acquisition payments	—	—	—	(193)	149
Other operating expense	12,204	11,748	12,367	13,113	12,252
Income before provision for income taxes	5,924	6,002	4,187	4,146	7,300
Provision for income taxes	996	882	659	4,754	2,452
Net income (loss)	4,928	5,120	3,528	(608)	4,848
Less: net income attributable to the noncontrolling interest	—	—	—	—	78
Net income (loss) attributable to Northrim BanCorp	$4,928	$5,120	$3,528	($608)	$4,770
Average diluted shares	6,990,633	6,976,985	6,968,082	6,963,125	6,959,035
Diluted earnings (loss) per share	$0.70	$0.74	$0.50	($0.09)	$0.69

	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2018	September 30, 2017
Net interest income	$44,008	$42,067
(Benefit) provision for loan losses	(300)	3,200
Other operating income	8,124	14,502
Compensation expense, net RML acquisition payments	—	323
Other operating expense	36,319	37,158
Income before provision for income taxes	16,113	15,888
Provision for income taxes	2,537	4,745
Net income	13,576	11,143
Less: net income attributable to the noncontrolling interest	—	327
Net income attributable to Northrim BanCorp	$13,576	$10,816
Average diluted shares	6,978,679	6,983,778
Diluted earnings per share	$1.94	$1.55

Home Mortgage Lending

“With the housing market in Alaska continuing to be stable, demand for mortgage loans is steady. We continue to see normal seasonality in the mortgage market with higher demand in the spring and summer and lower demand in autumn and winter,” said Ballard. “Loans funded in the third quarter of 2018 were $156.3 million, of which 91% were for new home purchases. Fluctuation in mortgage activity is expected based on a number of variable factors. We continue to closely monitor operating expenses for this segment of our business to ensure that we are as efficient and profitable, as possible.

“Our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation, continues to grow,” Ballard continued. As of September 30, 2018, Northrim serviced 2,053 loans in its $516.0 million home mortgage servicing portfolio, which is a 42% increase from the $363.0 million serviced a year ago. Mortgage servicing revenue contributed $1.5 million to third quarter of 2018 and $701,000 to the third quarter of 2017 revenues. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period, and also based on changes in the fair value of mortgage servicing rights, which are

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driven by interest rate volatility and fluctuations in estimated prepayment speeds, which are based on published industry metrics.

Lastly, the $804,000 pre-tax write down of the carrying value of the Company's minority ownership interest in another mortgage origination business owned by RML discussed above is recorded in the Home Mortgage Lending segment.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Mortgage commitments	$69,026	$84,092	$64,819	$43,602	$68,601
Mortgage loans funded for sale	$156,301	$148,183	$109,069	$132,606	$162,470
Mortgage loan refinances to total fundings	9%	8%	18%	17%	12%
Mortgage loans serviced for others	$516,008	$472,190	$439,561	$406,291	$362,983

Net realized gains on mortgage loans sold	$4,268	$4,052	$3,346	$4,084	$5,218
Change in fair value of mortgage loan commitments, net	(66)	32	316	(551)	(23)
Total production revenue	4,202	4,084	3,662	3,533	5,195
Mortgage servicing revenue	1,578	1,254	1,183	1,450	997
Change in fair value of mortgage servicing rights, net[2]	(128)	(118)	(26)	64	(296)
Total mortgage servicing revenue, net	1,450	1,136	1,157	1,514	701
Other mortgage banking revenue	251	258	125	220	323
Total mortgage banking income	$5,903	$5,478	$4,944	$5,267	$6,219

Net interest income	$461	$375	$227	$303	$352
Mortgage banking income	5,903	5,478	4,944	5,267	6,219
Other operating expense	5,895	4,858	4,428	5,417	5,290
Income before provision for income taxes	469	995	743	153	1,281
Provision for income taxes	133	285	209	(669)	528
Net income attributable to Northrim BanCorp	$336	$710	$534	$822	$753

Average diluted shares	6,990,633	6,976,985	6,968,082	6,963,125	6,959,035
Diluted earnings per share	$0.05	$0.10	$0.08	$0.12	$0.11
2Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	September 30, 2018	September 30, 2017
Mortgage loans funded for sale	$413,552	$421,472
Mortgage loan refinances to total fundings	11%	15%

Net realized gains on mortgage loans sold	$11,666	$13,929
Change in fair value of mortgage loan commitments, net	282	404
Total production revenue	11,948	14,333
Mortgage servicing revenue	4,015	2,988
Change in fair value of mortgage servicing rights, net[1]	(272)	(62)
Total mortgage servicing revenue, net	3,743	2,926
Other mortgage banking revenue	634	761
Total mortgage banking income	$16,325	$18,020

Net interest income	$1,063	$927
Mortgage banking income	16,325	18,020
Other operating expense	15,181	15,335
Income before provision for income taxes	2,207	3,612
Provision for income taxes	627	1,491
Net income attributable to Northrim BanCorp	$1,580	$2,121

Average diluted shares	6,978,679	6,983,778
Diluted earnings per share	$0.23	$0.30
2Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $1.50 billion at September 30, 2018, up 2% from the preceding quarter and down 1% from a year ago. “A number of factors contributed to the change in the balance sheet, including normal seasonality in the first half of the year, timing of repayments and loan funding, and asset/liability balancing,” said Schierhorn. Northrim’s loan-to-deposit ratio remains consistent at 80% at September 30, 2018, compared to 80% at June 30, 2018, and 79% at September 30, 2017.

Average interest-earning assets were $1.33 billion in the third quarter of 2018, relatively unchanged from the second quarter of 2018 and down 3% from the third quarter a year ago. The average yield on interest-earning assets was 4.97% in the third quarter of 2018, up from 4.74% in the preceding quarter and 4.51% in the like quarter a year ago. For the first nine months of 2018, average interest-earning assets declined slightly to $1.34 billion from $1.37 billion in the first nine months of 2017. Average yields were 4.73% in the first nine months of 2018, compared to 4.46% in the first nine months of 2017.

Average investment securities totaled $264.4 million, a decrease of 8% from the second quarter of 2018, and down 7% in the third quarter of 2018 compared to the year ago quarter. The investment portfolio generated an average net tax equivalent yield of 2.29% for the third quarter of 2018, up from 2.09% in the preceding quarter and 1.63% a year ago. The average estimated duration of the investment portfolio was 24 months, at September 30, 2018, which is expected to generate improvement in yields as securities reprice in this rising interest rate environment. For the first nine months of 2018, average investment securities declined to $288.3 million with an average yield of 2.07% compared to $311.2 million and an average yield of 1.63% for the first nine months of 2017.

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Portfolio loans were $982.0 million at the end of the third quarter of 2018 up 1% from the preceding quarter and down less than 1% from the third quarter a year ago. Average portfolio loans in the third quarter of 2018 were $984.9 million up 2% from the preceding quarter and down 2% from a year ago. Yields on average portfolio loans in the third quarter of 2018 improved to 5.81% from 5.65% in the second quarter of 2018 and 5.49% in the third quarter of 2017. Average portfolio loans in the first nine months of 2018 were down 1% to $968.2 million with a yield of 5.66% compared to $981.2 million and a yield of 5.48% for the first nine months of 2017.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at September 30, 2018, represented 92% of total deposits. At September 30, 2018, total deposits were $1.23 billion, up from $1.21 billion at June 30, 2018, and down from $1.26 billion a year ago. Average interest-bearing deposits were down 3% to $795.3 million with an average cost of 0.30% in the third quarter of 2018, compared to $818.6 million and 0.22% in the second quarter of 2018, and down 5% from $839.7 million and 0.20% in the third quarter of 2017. Average interest-bearing deposits were down 2% in the first nine months of 2018 at $814.3 million and with an average cost of 0.23% compared to $830.1 million and 0.21% in the first nine months of 2017. “Our cost of deposits is rising more slowly than our loan yields, reflecting the rational nature of the competition in our market,” said Ballard.

Shareholders’ equity increased 5% to $203.2 million, or $29.52 per share, at September 30, 2018, compared to $194.4 million, or $28.37 per share, a year ago. Tangible book value per share* was $27.17 at September 30, 2018, compared to $26.00 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 16.58% at September 30, 2018.

Asset Quality

Asset quality in the third quarter of 2018 was stable. Nonperforming assets ("NPAs"), net of government guarantees were $24.1 million at September 30, 2018, relatively unchanged from the end of the preceding quarter, and declined from $26.2 million at September 30, 2017, primarily due to loan payments which exceeded NPA additions. Of the NPAs, $16.0 million or 67% are nonaccrual loans related to five commercial relationships. Two of these relationships, which totaled $8.3 million at the end of the third quarter of 2018, are businesses in the medical industry.

Net adversely classified loans were $29.7 million at the end of the third quarter of 2018 as compared to $33.2 million at the end of the second quarter of 2018 and $33.8 million one year ago. Net loan recoveries in the third quarter of 2018 were $52,000 compared to net charge-offs of $41,000 in the preceding quarter and $1.1 million in the year ago quarter. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of September 30, 2018, $27.9 million, or 94% of net adversely classified loans are attributable to seven relationships with four loans to commercial businesses, two loans to medical businesses, and one loan to an oilfield services commercial business.

Performing restructured loans that were not included in nonaccrual loans at the end of the third quarter of 2018 were $3.3 million, down from $9.1 million in the preceding quarter and from $7.7 million a year ago. The decrease in the third quarter of 2018 compared to the year ago quarter is primarily due to the repayment of two commercial relationships. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Northrim estimates that $55.7 million, or approximately 6% of portfolio loans as of September 30, 2018, had direct exposure to the oil and gas industry in Alaska, and $1.9 million of these loans are adversely classified. As of September 30, 2018, Northrim has an additional $38.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We continue to have no loans to oil producers or exploration companies,” added Ballard. “We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have

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identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.adn.com/business-economy/2018/10/09/first-crude-flows-from-federal-leases-in-arctic-alaska-petroleum-reserve/
http://www.petroleumnews.com/pntruncate/757137768.shtml

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
11 of 20

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
Interest Income:
Interest and fees on loans	$14,992	$14,036	$14,341	$42,291	$41,180
Interest on portfolio investments	1,419	1,400	1,060	4,167	3,466
Interest on deposits in banks	169	159	118	512	230
Total interest income	16,580	15,595	15,519	46,970	44,876
Interest Expense:
Interest expense on deposits	595	446	429	1,413	1,325
Interest expense on borrowings	166	160	173	486	557
Total interest expense	761	606	602	1,899	1,882
Net interest income	15,819	14,989	14,917	45,071	42,994

(Benefit) provision for loan losses	—	(300)	2,500	(300)	3,200
Net interest income after provision for loan losses	15,819	15,289	12,417	45,371	39,794

Other Operating Income:
Mortgage banking income	5,903	5,478	6,219	16,325	18,020
Purchased receivable income	767	867	752	2,474	2,217
Bankcard fees	724	707	664	2,056	1,903
Service charges on deposit accounts	407	376	406	1,137	1,254
(Loss) gain on sale of securities	—	—	(3)	—	11
Gain on sale of Northrim Benefits Group	—	—	4,443	—	4,443
Employee benefit plan income	—	—	609	—	2,506
Other income	872	886	765	2,457	2,168
Total other operating income	8,673	8,314	13,855	24,449	32,522

Other Operating Expense:
Salaries and other personnel expense	11,261	11,362	11,115	33,208	33,750
Occupancy expense	1,687	1,020	1,706	4,407	4,991
Data processing expense	1,503	1,323	1,509	4,374	4,209
Impairment of equity method investment	804	—	—	804	—
Professional and outside services	727	554	674	1,780	1,908
Marketing expense	367	462	332	1,461	1,733
Insurance expense	171	178	475	645	922
OREO expense, net rental income and gains on sale	43	11	(44)	157	216
Intangible asset amortization expense	18	17	26	53	79
Compensation expense, net RML acquisition payments	—	—	149	—	323
Other operating expense	1,518	1,679	1,749	4,611	4,685
Total other operating expense	18,099	16,606	17,691	51,500	52,816

Income before provision for income taxes	6,393	6,997	8,581	18,320	19,500
Provision for income taxes	1,129	1,167	2,980	3,164	6,236
Net income	5,264	5,830	5,601	15,156	13,264
Less: Net income attributable to the noncontrolling interest	—	—	78	—	327
Net income attributable to Northrim BanCorp	$5,264	$5,830	$5,523	$15,156	$12,937

Basic EPS	$0.77	$0.85	$0.80	$2.21	$1.88
Diluted EPS	$0.75	$0.84	$0.79	$2.17	$1.85
Average basic shares	6,877,194	6,872,371	6,872,273	6,873,843	6,897,577
Average diluted shares	6,990,633	6,976,985	6,959,035	6,978,679	6,983,778

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
12 of 20

Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2018	2018	2017

Assets:
Cash and due from banks	$37,651	$26,355	$13,960
Interest bearing deposits in other banks	32,528	9,775	73,309
Investment securities available for sale	264,193	264,124	264,550
Investment securities held to maturity	—	—	897
Marketable equity securities	6,035	6,006	5,801
Investment in Federal Home Loan Bank stock	2,103	2,104	2,116

Loans held for sale	56,636	54,306	59,420

Portfolio loans	982,007	967,702	988,490
Allowance for loan losses	(20,160)	(20,108)	(21,464)
Net portfolio loans	961,847	947,594	967,026
Purchased receivables, net	12,706	20,323	12,930
Mortgage servicing rights	9,695	8,733	6,181
Other real estate owned, net	8,707	8,959	3,505
Premises and equipment, net	38,637	38,113	40,046
Goodwill and intangible assets	16,171	16,189	16,245
Other assets	55,764	67,859	56,798
Total assets	$1,502,673	$1,470,440	$1,522,784

Liabilities:
Demand deposits	$450,409	$401,925	$426,946
Interest-bearing demand	240,974	246,628	240,274
Savings deposits	233,611	237,978	251,266
Money market deposits	208,614	223,189	233,768
Time deposits	99,660	95,801	106,063
Total deposits	1,233,268	1,205,521	1,258,317
Securities sold under repurchase agreements	32,429	27,695	31,084
Other borrowings	7,282	7,312	7,387
Junior subordinated debentures	10,310	10,310	10,310
Other liabilities	16,142	20,146	21,259
Total liabilities	1,299,431	1,270,984	1,328,357

Total shareholders' equity	203,242	199,456	194,427
Total liabilities and shareholders' equity	$1,502,673	$1,470,440	$1,522,784

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
13 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	September 30, 2018		June 30, 2018		September 30, 2017
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$54,452	20.2%	$39,534	14.6%	$30,012	11.1%
U.S. Agency securities	151,380	56.0%	169,158	62.7%	179,088	66.0%
Corporate securities	40,516	15.0%	37,490	13.9%	35,082	12.9%
Marketable equity securities	6,035	2.2%	6,006	2.2%	5,801	2.1%
Collateralized loan obligations	6,002	2.2%	6,007	2.2%	3,002	1.1%
Alaska municipality, utility, or state bonds	7,307	2.7%	7,348	2.7%	13,502	5.0%
Other municipality, utility, or state bonds	4,536	1.7%	4,587	1.7%	4,761	1.8%
Total portfolio investments	$270,228		$270,130		$271,248

Composition of Portfolio Loans
	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$333,132	34%	$327,733	34%	$316,081	33%	$313,514	33%	$315,226	32%
CRE owner occupied loans	130,166	13%	127,384	13%	132,589	14%	132,041	14%	134,994	14%
CRE nonowner occupied loans	382,313	39%	385,648	40%	395,915	41%	359,725	38%	386,137	38%
Construction loans	97,976	10%	89,433	9%	85,257	9%	111,294	12%	111,427	11%
Consumer loans	42,775	4%	41,711	4%	41,841	3%	42,535	3%	44,681	5%
Subtotal	986,362		971,909		971,683		959,109		992,465
Unearned loan fees, net	(4,355)		(4,207)		(4,108)		(4,156)		(3,975)
Total portfolio loans	$982,007		$967,702		$967,575		$954,953		$988,490

Composition of Deposits
	September 30, 2018		June 30, 2018		March 31, 2018		December 31, 2017		September 30, 2017
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$450,409	36%	$401,925	33%	$433,046	34%	$414,686	33%	$426,946	34%
Interest-bearing demand	240,974	20%	246,628	20%	244,601	19%	252,009	20%	240,274	19%
Savings deposits	233,611	19%	237,978	20%	246,981	20%	247,458	20%	251,266	20%
Money market deposits	208,614	17%	223,189	19%	239,242	19%	243,603	19%	233,768	19%
Time deposits	99,660	8%	95,801	8%	96,920	8%	100,527	8%	106,063	8%
Total deposits	$1,233,268		$1,205,521		$1,260,790		$1,258,283		$1,258,317

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
14 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	September 30,	June 30,	September 30,
	2018	2018	2017
Nonaccrual loans	$16,728	$16,635	$24,317
Loans 90 days past due and accruing	152	—	214
Total nonperforming loans	16,880	16,635	24,531
Nonperforming loans guaranteed by government	(279)	(327)	(1,846)
Net nonperforming loans	16,601	16,308	22,685
Other real estate owned	8,707	8,959	3,505
Repossessed assets	29	—	—
Other real estate owned guaranteed by government	(1,279)	(1,280)	—
Net nonperforming assets	$24,058	$23,987	$26,190
Nonperforming loans / portfolio loans, net of government guarantees	1.69%	1.69%	2.29%
Nonperforming assets / total assets, net of government guarantees	1.60%	1.63%	1.72%

Performing restructured loans	$3,252	$9,096	$7,687
Nonperforming loans plus performing restructured loans, net of government
guarantees	$19,853	$25,404	$30,372
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	2.02%	2.63%	3.07%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	1.82%	2.25%	2.22%

Adversely classified loans, net of government guarantees	$29,730	$33,178	$33,789
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.26%	0.18%	0.70%

Allowance for loan losses / portfolio loans	2.05%	2.08%	2.17%
Allowance for loan losses / nonperforming loans, net of government guarantees	121%	123%	95%

Gross loan charge-offs for the quarter	$9	$100	$1,203
Gross loan recoveries for the quarter	($61)	($59)	($106)
Net loan (recoveries) charge-offs for the quarter	($52)	$41	$1,097
Net loan charge-offs year-to-date	$1,001	$1,053	$1,433
Net loan (recoveries) charge-offs for the quarter / average loans, for the quarter	(0.01)%	0.00%	0.11%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.14%	0.22%	0.19%

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
15 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns	Transfers to	Transfers to	Sales	Balance at
	June 30, 2018	this quarter	this quarter	/Charge-offs this quarter	OREO/REPO	Performing Status this quarter	this quarter	September 30, 2018
Commercial loans	$15,234	$1,179	($1,679)	$—	$—	$—	$—	$14,734
Commercial real estate	1,331	363	—	—	—	—	—	1,694
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	70	442	(22)	(9)	(29)	—	—	452
Non-performing loans guaranteed by government	(327)	—	48	—	—	—	—	(279)
Total non-performing loans	16,308	1,984	(1,653)	(9)	(29)	—	—	16,601
Other real estate owned	8,959	—	—	—	—	—	(252)	8,707
Repossessed assets	—	29	—	—	—	—	—	29
Other real estate owned guaranteed
by government	(1,280)	—	1	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$23,987	$2,013	($1,652)	($9)	($29)	$—	($252)	$24,058

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Charge-offs:
Transportation and warehousing	$—	$—	$—	$24	$339
Other services	—	78	—	5	48
News media	—	—	—	—	731
Health care and social assistance	—	—	965	—	—
Consumer	9	22	139	26	85
Total charge-offs	$9	$100	$1,104	$55	$1,203

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
16 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$34,136	1.94%	$35,846	1.75%	$37,349	1.24%
Portfolio investments	264,377	2.29%	287,003	2.09%	284,806	1.63%
Loans held for sale	54,792	4.64%	48,608	4.32%	57,346	3.74%
Portfolio loans	984,914	5.81%	963,724	5.65%	1,003,751	5.49%
Total interest-earning assets	1,338,219	4.97%	1,335,181	4.74%	1,383,252	4.51%
Nonearning assets	150,808		145,520		142,226
Total assets	$1,489,027		$1,480,701		$1,525,478

Liabilities and Shareholders' Equity
Interest-bearing deposits	$795,256	0.30%	$818,592	0.22%	$839,743	0.20%
Borrowings	46,663	1.39%	44,897	1.40%	49,223	1.36%
Total interest-bearing liabilities	841,919	0.36%	863,489	0.28%	888,966	0.27%

Noninterest-bearing demand deposits	428,741		399,311		423,065
Other liabilities	15,039		19,626		18,744
Shareholders' equity	203,328		198,275		194,703
Total liabilities and shareholders' equity	$1,489,027		$1,480,701		$1,525,478
Net spread		4.61%		4.46%		4.24%
NIM		4.69%		4.50%		4.28%
NIMTE*		4.74%		4.56%		4.34%
Average portfolio loans to average
interest-earning assets	73.60%		72.18%		72.56%
Average portfolio loans to average total deposits	80.47%		79.13%		79.49%
Average non-interest deposits to average
total deposits	35.03%		32.79%		33.50%
Average interest-earning assets to average
interest-bearing liabilities	158.95%		154.63%		155.60%

The components of the change in NIMTE* are detailed in the table below:

	3Q18 vs. 2Q18	3Q18 vs. 3Q17
Nonaccrual interest adjustments	(0.02)%	—%
Interest rates and loan fees	0.15%	0.39%
Volume and mix of interest-earning assets	0.05%	0.01%
Change in NIMTE*	0.18%	0.40%

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
17 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2018		September 30, 2017
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$39,335	1.72%	$28,827	1.05%
Portfolio investments	288,311	2.07%	311,215	1.63%
Loans held for sale	46,042	4.30%	44,313	3.84%
Portfolio loans	968,225	5.66%	981,220	5.48%
Total interest-earning assets	1,341,913	4.73%	1,365,575	4.46%
Nonearning assets	146,006		142,507
Total assets	$1,487,919		$1,508,082

Liabilities and Shareholders' Equity
Interest-bearing deposits	$814,339	0.23%	$830,128	0.21%
Borrowings	45,943	1.39%	51,247	1.42%
Total interest-bearing liabilities	860,282	0.29%	881,375	0.28%

Noninterest-bearing demand deposits	410,841		416,105
Other liabilities	17,734		18,800
Shareholders' equity	199,062		191,802
Total liabilities and shareholders' equity	$1,487,919		$1,508,082
Net spread		4.44%		4.18%
NIM		4.49%		4.21%
NIMTE*		4.54%		4.28%
Average portfolio loans to average interest-earning assets	72.15%		71.85%
Average portfolio loans to average total deposits	79.03%		78.73%
Average non-interest deposits to average total deposits	33.53%		33.39%
Average interest-earning assets to average interest-bearing liabilities	155.99%		154.94%

The components of the change in NIMTE* are detailed in the table below:

YTD18 vs.YTD17
Nonaccrual interest adjustments	(0.01)%
Interest rates and loan fees	0.27%
Volume and mix of interest-earning assets	—%
Change in NIMTE*	0.26%

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
18 of 20

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2018	June 30, 2018	September 30, 2017
Book value per share	$29.52	$29.02	$28.37
Tangible book value per share*	$27.17	$26.66	$26.00
Total shareholders' equity/total assets	13.53%	13.56%	12.77%
Tangible Common Equity/Tangible Assets*	12.58%	12.60%	11.83%
Tier 1 Capital / Risk Adjusted Assets	15.33%	15.10%	13.50%
Total Capital / Risk Adjusted Assets	16.58%	16.35%	14.75%
Tier 1 Capital / Average Assets	13.41%	13.23%	11.54%
Shares outstanding	6,884,386	6,872,959	6,852,338
Unrealized loss on AFS debt securities, net of income taxes	($1,680)	($1,506)	$147
Unrealized gain on derivatives and hedging activities	$1,039	$805	$—

Profitability Ratios
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
For the quarter:
NIM	4.69%	4.50%	4.28%	4.25%	4.28%
NIMTE*	4.74%	4.56%	4.33%	4.31%	4.34%
Efficiency ratio	73.82%	71.19%	77.22%	80.92%	61.40%
Return on average assets	1.40%	1.58%	1.10%	0.06%	1.44%
Return on average equity	10.27%	11.79%	8.43%	0.43%	11.25%

	September 30, 2018	September 30, 2017
Year-to-date:
NIM	4.49%	4.21%
NIMTE*	4.54%	4.28%
Efficiency ratio	74.00%	69.84%
Return on average assets	1.36%	1.15%
Return on average equity	10.18%	9.02%

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
19 of 20

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

NIMTE

NIMTE is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in 2018 and 41.11% in 2017. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Net interest income	$15,819	$14,989	$14,263	$14,684	$14,917
Divided by average interest-bearing assets	1,338,219	1,335,181	1,352,497	1,372,033	1,383,252
Net interest margin ("NIM")[3]	4.69%	4.50%	4.28%	4.25%	4.28%

Net interest income	$15,819	$14,989	$14,263	$14,684	$14,917
Plus: reduction in tax expense related to
tax-exempt interest income	182	175	173	204	220
	$16,001	$15,164	$14,436	$14,888	$15,137
Divided by average interest-bearing assets	1,338,219	1,335,181	1,352,497	1,372,033	1,383,252
NIMTE[3]	4.74%	4.56%	4.33%	4.31%	4.34%

	Year-to-date
	September 30, 2018	September 30, 2017
Net interest income	$45,071	$42,994
Divided by average interest-bearing assets	1,341,913	1,365,575
Net interest margin ("NIM")[4]	4.49%	4.21%

Net interest income	$45,071	$42,994
Plus: reduction in tax expense related to
tax-exempt interest income	530	670
	$45,601	$43,664
Divided by average interest-bearing assets	1,341,913	1,365,575
NIMTE[4]	4.54%	4.28%

3Calculated using actual days in the quarter divided by 365 for quarters ended in 2018 and 2017.

4Calculated using actual days in the year divided by 365 for year-to-date periods in 2018 and 2017.

Northrim BanCorp Earns $5.3 Million, or $0.75 per Diluted Share in 3Q18
October 29, 2018
20 of 20

(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Total shareholders' equity	$203,242	$199,456	$194,973	$192,802	$194,427
Divided by shares outstanding	6,884	6,873	6,872	6,872	6,852
Book value per share	$29.52	$29.02	$28.37	$28.06	$28.37

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Total shareholders' equity	$203,242	$199,456	$194,973	$192,802	$194,427
Less: goodwill and intangible assets	16,171	16,189	16,207	16,224	16,245
	$187,071	$183,267	$178,766	$176,578	$178,182
Divided by shares outstanding	6,884	6,873	6,872	6,872	6,852
Tangible book value per share	$27.17	$26.66	$26.01	$25.70	$26.00

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

Northrim BanCorp, Inc.	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Total shareholders' equity	$203,242	$199,456	$194,973	$192,802	$194,427
Total assets	1,502,673	1,470,440	1,524,741	1,518,596	1,522,784
Total shareholders' equity to total assets	13.53%	13.56%	12.79%	12.70%	12.77%

Northrim BanCorp, Inc.	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Total shareholders' equity	$203,242	$199,456	$194,973	$192,802	$194,427
Less: goodwill and other intangible assets, net	16,171	16,189	16,207	16,224	16,245
Tangible common shareholders' equity	$187,071	$183,267	$178,766	$176,578	$178,182

Total assets	$1,502,673	$1,470,440	$1,524,741	$1,518,596	$1,522,784
Less: goodwill and other intangible assets, net	16,171	16,189	16,207	16,224	16,245
Tangible assets	$1,486,502	$1,454,251	$1,508,534	$1,502,372	$1,506,539
Tangible common equity ratio	12.58%	12.60%	11.85%	11.75%	11.83%

-0-
Note Transmitted on GlobeNewswire on October 29, 2018, at 12:15 pm Alaska Standard Time.